Exhibit 10.14

RATTLER MIDSTREAM LP

LONG-TERM INCENTIVE PLAN

PHANTOM UNIT AGREEMENT

THIS PHANTOM UNIT AGREEMENT (this “Agreement”) is made and entered into by and between Rattler Midstream GP LLC, a Delaware limited liability company (the “General Partner”), and                      (“you”), effective as of                          (the “Date of Grant”).

WHEREAS, Rattler Midstream LP, a Delaware limited partnership (the “Partnership”), acting through the board of directors of the General Partner (the “Board”), has adopted the Rattler Midstream LP Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”), to, among other things, attract, retain and motivate certain directors, employees and officers of the Partnership, the General Partner and their respective Affiliates (collectively, the “Partnership Entities”); and

WHEREAS, the Board has authorized the grant of Phantom Units under the Plan to you as part of your compensation for services provided to the Partnership Entities.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1.    Grant of Phantom Units. The General Partner hereby grants to you, effective as of the Date of Grant, the right (the “Award”) to receive an aggregate of Units (the “Phantom Units”) on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as part of this Agreement. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings given to such terms in the Plan, unless the context requires otherwise.

2.    Phantom Units. Each Phantom Unit under the Award is a notional Unit granted under Section 6.4 of the Plan, which upon vesting entitles you to receive, at the time of settlement (which may or may not be coterminous with the vesting schedule of the Award), a Partnership Unit.

3.    Vesting of Phantom Units. Phantom Units shall be deemed “Nonvested Phantom Units” unless and until they have become “Vested Phantom Units” in accordance with this Section 3.

(a)    Vesting Schedule. Subject to the other terms and conditions set forth herein, the Phantom Units granted pursuant to this Agreement will become Vested Phantom Units in accordance with the following schedule, provided that you remain in Continuous Service with the Partnership Entities until the applicable vesting dates:

Date Phantom Units Become Vested Phantom Units	Number of Phantom Units that Become Vested Phantom Units
, 2019
, 2020
, 2021

(b)    Change of Control. Notwithstanding the above vesting schedule, upon the occurrence of a Change of Control prior to the date all Phantom Units granted pursuant to this Agreement become Vested Phantom Units, all of Phantom Units subject to this Agreement will immediately become Vested Phantom Units. As used in this Section 3(b), the term “Change of Control” means a Change of Control as defined in the Plan even if such Change of Control does not also constitute a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets,” in each case, within the meaning of § 1.409A-3(i)(5) of the 409A Regulations.

(c)    Termination of Employment.

(i)    General. Except as provided in Section 3(c)(ii) below, notwithstanding anything to the contrary in the foregoing provisions of this Section 3, in the event your Continuous Service with the Partnership Entities is terminated prior to the date all Phantom Units granted pursuant to this Agreement become Vested Phantom Units, then all of your Nonvested Phantom Units will remain unvested, will become null and void and will be forfeited as of the date of such termination.

(ii)    Death and Disability. If your Continuous Service with the Partnership Entities is terminated due to death or Disability prior to the date all Phantom Units granted pursuant to this Agreement become Vested Phantom Units, then all Phantom Units subject to this Agreement will immediately become Vested Phantom Units as of your Continuous Service termination date. As used in this Section 3(c)(ii), “Disability” means your inability to substantially perform your duties to the General Partner, the Partnership, or any Affiliate of either by reason of a medically determinable physical or mental impairment that is expected to last for a period of six months or longer or to result in death.

4.    Settlement and Payment of Phantom Units.

(a)    Time of Settlement. Subject to your satisfaction of the applicable tax withholding obligations of Section 6 and the requirements Section 4(b) below, Vested Phantom Units will be settled upon the earlier to occur of:

(i)    the following schedule:

Date Phantom Units are Settled	Number of Phantom Units that are Settled by Issuance of Units
, 2019
, 2020
, 2021

or

(ii)    the date a Change in Control occurs (the earliest occurring of such events, the “Settlement Date”). The term “Change of Control” means a Change of Control as defined in the Plan.

(b)    Extension of Settlement Date. Notwithstanding the foregoing provisions of this Section 4, in the event the issuance and delivery of Units on any Settlement Date would violate any applicable Federal, state, local or foreign law (including if, at the time of a proposed settlement, there shall be an effective registration statement registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance of Units upon vesting of Awards under the Plan (the “Registration Statement”), and there shall have occurred an event which makes any statement made in the Registration Statement, related prospectus or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in such Registration Statement, prospectus or other documents so that they will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading), the General Partner may specify another date, during a 30 day period beginning on the date the issuance and delivery of Units for your Vested Phantom Units, or any portion thereof, would first no longer violate an applicable federal, state, local or foreign law, as the Settlement Date for your Vested Phantom Units, or portion thereof, but not later than two and one-half months after the end of the calendar year in which such Award becomes Vested Phantom Units.

(c)    Delivery of Units. No fractional Units shall be issued with respect to Vested Phantom Units; rather, you will receive a cash payment for such amount as is necessary to eliminate fractional Units and effect the issuance and acceptance of only whole Units. Unless and until a certificate or certificates representing such Units shall have been issued by the Partnership to you or the transfer of such Units shall be entered in the Partnership’s ledger or otherwise properly reflected in the Partnership’s books and records, you shall not be or have any of the rights or privileges of a unitholder of the Partnership with respect to Units acquirable upon vesting of the Award.    The Partnership will not have any obligation to settle the vesting of any Award by transfer of such Units unless and until the General Partner receives the full amount of money as the General Partner may require to meet its withholding obligation under applicable tax laws or regulations and to satisfy the tax withholding obligations of Section 6 hereof.

(d)    Distribution Equivalents. If the Partnership pays any cash distribution to its outstanding Partnership Unit holders for which the record date occurs after the Date of Grant, the Administrator will pay you as of the distribution payment date an amount equal to the amount of the distribution paid by the Partnership with respect to a single Partnership Unit multiplied by the number of Phantom Units under this Agreement that are unvested as of that record date and that are vested as of that record date but have not been settled under the payment terms of Section 4 (“Distribution Equivalents”). Distribution Equivalents will vest and be paid to the Participant on the distribution payment date (but not later than two and one-half months after the end of the year that includes the distribution record date) if Participant is in the employ of, or a service provider to, the Partnership Entities on the distribution record date declared by the Partnership.

5.    Transferability. This Agreement and the Phantom Units granted hereunder will not be transferrable or assignable by you other than by will or the laws of descent and distribution, except to the extent approved by the Committee in accordance with the terms of the Plan. Notwithstanding the foregoing, if you are serving as a Designated Director of the General Partner, you may enter into a transfer agreement that transfers this Award and requires issuance of the Units in settlement of the Vested Phantom Units to an entity, including without limitation a private equity or other investment fund that is an investor in the Partnership (an “Investor”), subject to compliance with all applicable securities laws. A “Designated Director” is a Director of the General Partner who is an employee or partner of an Investor and who is treated as serving on behalf of such Investor because the services provided to the General Partner depend upon the exercise of expertise and are similar to those that are performed for the Investor and the Investor has established a policy that provides that the Investor is entitled to the benefit of any compensation provided for services provided as a Director of any portfolio company.

6.    Payment of Taxes. To the extent that the settlement of this Award or the disposition of Units acquired by vesting of this Award results in compensation income or wages to you for federal, state or local tax purposes that are subject to withholding requirements, you shall deliver to the General Partner at the time of such settlement or disposition such amount of money as the General Partner may require to meet its withholding obligation under applicable tax laws or regulations. You may satisfy such tax withholding obligation (i) in cash (including by certified check, bank draft or money order, or wire transfer of immediately available funds); or (ii) in the Committee’s discretion and on such terms as the Committee approves: (A) by delivering or constructively tendering by means of attestation whereby you identify for delivery specific duly endorsed Units having a Fair Market Value equal to the aggregate withholding obligation (provided that any Units used for this purpose must have been held by you for such minimum period of time, if any, as may be established from time to time by the Committee), (B) by notice of net issuance including a statement directing the Partnership to retain from transfer the number of Units with a Fair Market Value equal to the aggregate withholding obligation, in which case the Award will be surrendered and cancelled with respect to the number of Units retained by the Partnership, or (C) to the extent permissible under applicable law, through delivery of irrevocable instructions to a broker to sell a sufficient number of the Units being settled to cover the aggregate withholding obligation and delivery to the General Partner on behalf of the Partnership (on the same day that the Units issuable upon vesting are delivered) of the amount of sale proceeds required to pay the aggregate withholding obligation; or (iii) any combination of the foregoing. In the event the Committee subsequently determines that the amount paid or withheld as payment of any tax withholding obligations is insufficient to discharge the tax withholding obligation, you will be required to pay to the General Partner, immediately upon the Committee’s request, the amount of that deficiency. No Units will be transferred to you pursuant to Section 4(c) until the full amount of any required tax withholding obligation has been received by the General Partner.

7.    Nonqualified Deferred Compensation Rules. The intent of the parties is that the Award and related rights under this Agreement will be exempt under Section 409A of the Code and the 409A Regulations as a short-term deferral and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In the event the Award is subject to Section 409A, the General Partner, the Partnership and you shall take commercially reasonable efforts to reform or amend any provision hereof to the extent it is reasonably determined that such provision would or could reasonably be expected to cause you to incur any additional tax or interest under Section 409A or the 409A Regulations to try to comply with the requirements of Section 409A and the 409A Regulations through good faith modifications, in any case, to the minimum extent reasonably appropriate to conform with such requirements; provided, that any such modification shall not increase the cost or liability to the General Partner or the Partnership. To the extent that any provision hereof is modified in order to comply with Section 409A and the 409A Regulations, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the General Partner, the Partnership and you of the applicable provision without violating the provisions of Section 409A and the 409A Regulations. Notwithstanding the foregoing provisions of this Section 7, you are responsible for any and all taxes (including any taxes imposed under Section 409A of the Code) associated with the grant or vesting of, or otherwise with respect to, the Award and matters related thereto. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment.

8.    Miscellaneous.

(a)    No Right to Continued Service. This Award shall not be construed to confer upon you any right to continue as an employee of or other service provider to the Partnership Entities. Any question as to whether and when there has been a termination of Continuous Service shall be determined by the Committee and its determination shall be final and binding. Records of the Partnership Entities regarding your period of Continuous Service, termination of Continuous Service, leaves of absence and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

(b)    Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Board or a majority of the members of the Committee designated to administer the Plan with respect thereto and to this Agreement shall be final and binding upon you and the Partnership Entities. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

(c)    No Liability for Good Faith Determinations. The Partnership Entities, the members of the Board and the Committee, shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Award granted hereunder.

(d)    No Guarantee of Interests. The Partnership Entities the members of the Board and the Committee, do not guarantee the Units from loss or depreciation.

(e)    Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

(f)    Binding Effect. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Partnership Entities and their successors and assigns.

(g)    Construction. The titles and headings of sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof. Words used in the masculine shall apply to the feminine where applicable and whenever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

(h)    Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware without regard to choice of law principles thereunder, except to the extent Delaware law is preempted by federal law.

(i)    Amendment. This Agreement may be amended by the Committee; provided, however, that, unless otherwise provided in the Plan, no such amendment may materially reduce your rights or benefits inherent in this Agreement prior to such amendment without your express written consent. For the avoidance of doubt, a cancellation of all or a part of this Award where you receive a payment equal in value to the Fair Market Value of the vested Award will not constitute an impairment of your rights that requires your consent.

(j)    Furnish Information. You agree to furnish to the General Partner or the Partnership all information requested by them to enable the Partnership Entities to comply with any reporting or other requirements imposed upon them by or under any applicable statute or regulation.

(k)    Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Units or other property to you, or to your legal representative, heir, legatee or distributee, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

(l)    Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Partnership Entities may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Partnership. Electronic delivery may be via an electronic mail system of the Partnership Entities or by reference to a location on a Partnership intranet to which you have access. You hereby consent to any and all procedures the Partnership Entities have established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Partnership Entities may be required to deliver, and agree that your electronic signature is the same as, and shall have the same force and effect as, your manual signature.

[Signature page follows.]

IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its duly authorized agent effective as of the date first written above.

RATTLER MIDSTREAM GP LLC

Dated:	By:

By your signature below and the signature of the General Partner’s representative above, you and the General Partner agree to be bound by all of the terms and conditions of this Phantom Unit Agreement and the Plan (incorporated herein by this reference as if set forth in full in this document). By executing this Phantom Unit Agreement, you hereby irrevocably elect to accept the Phantom Unit rights granted pursuant to this Phantom Unit Agreement and to receive the Award for Units of Rattler Midstream LP designated above subject to the terms of the Plan and this Phantom Unit Agreement.

AWARD RECIPIENT

Dated:

[Signature Page to Phantom Unit Award Agreement]